Exhibit 10.3

EBIX ACQUIRES SYDNEY BASED PREMIER INSURANCE EXCHANGE TELSTRA EBUSINESS SERVICES

ACQUISITION LIKELY TO BE ACCRETIVE TO EBIX EPS

ATLANTA, GA — December 24, 2007 — Ebix, Inc. (NASDAQ: EBIX), a leading international developer and supplier of software and e-commerce solutions to the insurance industry, today announced that it has signed a binding agreement to acquire Telstra eBusiness Services effective the 1st of January 2008. The closing of the transaction is slated to be done on 2nd January 2008.

Telstra eBusiness Services is a leading provider of integrated e-business productivity solutions to the general insurance industry in Australia. The company connects the back offices of insurance underwriters and intermediaries in real time. The core product of the business is Sunrise Exchange which connects leading insurers and brokers to process general insurance policies electronically. Today Sunrise Exchange is seen as a premier insurance exchange that processes 4.7 million transactions across 1.4 million policies today in Australia. Approximately 84% of the brokers in Australia use Sunrise Exchange to transact general insurance policies.

The deal will involve upfront cash payment of AUD 50 million (Approximately US$ 43.4 million) to Telstra at the time of closing on 2nd January 2008. Ebix funded the acquisition through a mix of equity sale, convertible debt and a credit line from the bank.

The decision to sell the business to Ebix came after the Telstra board concluded the business was not part of its core operations and would be better suited to Ebix, which already operates in the field.

“This is a good result for Telstra and, also, a positive move for TeBS (Telstra eBusiness) as the core business of Ebix is insurance industry transaction processing and software,” Telstra Enterprise and Government Group Managing Director, David Thodey said.

David added, “Bringing the two businesses together will create opportunities to extend the range of e-commence facilities available for the insurance industry.Telstra and Ebix will work together to ensure a seamless transition of the business.”

Robin Raina, Chairman, President and CEO of Ebix, Inc., said, “The acquisition of Telstra eBusiness is another step forward towards establishing Ebix as a leading powerhouse of insurance transactions in the world. Sunrise Exchange coupled with our broking systems will help us offer end to end seamless transactions to the insurers and brokers in Australia.”

Robin added, “On the economic front, we are excited about this acquisition on many accounts. Firstly it brings a revenue base to the company that is 90% recurring. Secondly it is a business that is likely to be extremely accretive to Ebix earnings per share (“EPS”) in the near and long term future.”

Robin also said, “We also believe that this acquisition will open cross selling opportunities for us on many fronts. Besides the above, the recurring revenue base, strong cash flows, market leadership and the growth possibilities of the business made Telstra eBusiness a natural fit for Ebix.”

No financial advisors were involved in the transaction from the Ebix side. PriceWaterhouseCoopers served as financial advisors to Telstra for this transaction.

About Telstra eBusiness

Telstra eBusiness is the leading provider of e-business solutions to the insurance industry in Australia. Its e-business solutions provide an integrated exchange which is utilized by insurers, intermediaries, and other insurance channel providers, across Australia today. Over the years, it has been designing and delivering increasingly innovative and integrated electronic solutions that have helped improve business productivity and responsiveness. For more information, visit the Telstra eBusiness website at www.telstraebusiness.com.au

About Telstra

Telstra (ASX: TLS) is Australia’s leading telecommunications and information services company, with one of the best known brands in the country. Telstra (OTC:TLSYY) offers a full range of services and compete in all telecommunications markets throughout Australia, providing more than 9.86 million Australian fixed line and more than 8.9 million mobile services. For more information, visit the Telstra website at www.telstra.com.au

(i)

(ii)                                  About Ebix

Ebix, Inc. is a leading international supplier of software and e-commerce solutions to the insurance industry.  Ebix provides a series of application software products for the insurance industry ranging from carrier systems, agency systems and exchanges to custom software development for all entities involved in the insurance and financial services industries.

Ebix strives to work collaboratively with clients to develop innovative technology strategies and solutions that address specific business challenges. Ebix combines the newest technologies with its capabilities in consulting, systems design and integration,

IT and business process outsourcing, applications software, and Web and application hosting to meet the individual needs of organizations.

With bases in Singapore, Australia, UK, the US, New Zealand, India and Canada, Ebix employs insurance and technology professionals who provide products, support and consultancy to more than 3,000 customers on six continents.  Ebix’s focus on quality has enabled it be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM).  For more information, visit the Company’s website at www.ebix.com

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Safe Harbor for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995 — This press release contains various forward looking statements and information that are based on management’s beliefs, as well as assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company’s products by the market and management’s plans and objectives.  The Company has tried to identify such forward looking statements by use of words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “will,” “should,” and similar expressions, but these words are not the exclusive means of identifying such statements.  Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those expressed in, or implied by, the forward looking statements. Such risks, uncertainties and other factors include the extent to which the Company’s new products and services can be successfully developed and marketed, the integration and other risks associated with recent and future acquisitions, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties, the Company’s ability to continue to develop new products to effectively address market needs in an industry characterized by rapid technological change, the Company’s dependence on the insurance industry (and in particular independent agents), the highly competitive and rapidly changing automation systems market, the Company’s ability to effectively protect its applications software and other proprietary information, the Company’s ability to attract and retain quality management, and software, technical sales and other personnel, the potential negative impact on the Company’s outsourcing business in India from adverse publicity and possible governmental regulation, the risks of disruption of the Company’s Internet connections or internal service problems, the possibly adverse effects of a substantial increase in volume of traffic on the Company’s website, mainframe and other servers, possible security breaches on the Company’s website and the possible effects of insurance regulation on the Company’s business. Certain of these, as well as other, risks, uncertainties and other factors, are described in more detail in Ebix’s periodic filings with the Securities and Exchange Commission, including the company’s annual report on form 10-K for the year ended December 31, 2006, included under “Item 1. Business—Risk Factors.”  Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors or to publicly update any of the forward looking statements contained herein to reflect future events or developments or changed circumstances or for any other reason.

CONTACT:

Jesenia Jurado

Ebix, Inc.

678 -281-2036 or jjurado@ebix.com